800 East 101st Terrace
                          Kansas City, Missouri 64131
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        To Be Held on November 11, 1998
                        -------------------------------

To Our Shareholders:

   The Annual Meeting of Shareholders of The Rival Company (the "Company") will be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas, at 9:00 a.m. Central Standard Time, on Wednesday, November 11, 1998 for the following purposes:

   1. To elect a Board of Directors for the upcoming year;

   2. To act upon a proposal to ratify the appointment of KPMG Peat Marwick as independent public accountants for the Company for the fiscal year ending June 30, 1999; and

   3. To transact such other business, if any, as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on September 14, 1998, as the record date for the determination of Shareholders entitled to notice of and to vote at the meeting.

   Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. Sending in your Proxy now will not interfere with your rights to attend the meeting or to vote your shares personally at the meeting if you wish to do so.

                                   By Action of the Board of Directors

                                   Stanley D. Biggs,
                                   Secretary


Kansas City, Missouri
September 15, 1998

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                                       2

                                PROXY STATEMENT



                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                               THE RIVAL COMPANY
                               -----------------


   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Rival Company for the Annual Meeting of Shareholders to be held on November 11, 1998.

   The close of business on September 14, 1998, has been fixed as the record date for the determination of the Shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date there were 9,296,477 shares of Common Stock outstanding and entitled to vote at the meeting. Each share of Common Stock is entitled to one non-cumulative vote as to each nominee and issue presented.

   Shares represented by proxies will be voted in accordance with the specifications made on the proxy card by the shareholder. Any proxy not specifying the contrary will be voted in favor of the Board of Directors' nominees for election as Directors and in favor of ratifying the selection of the accounting firm of KPMG Peat Marwick as independent auditors of The Rival Company. A shareholder giving a proxy has the right to revoke it at any time before it is voted by giving to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by submission of a later-dated proxy, or by revoking the proxy and voting in person at the Annual Meeting.

   Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Directors will be elected by a plurality of the votes cast by shareholders and the nine nominees who receive the most votes will be elected. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election. In order to be approved, the ratification of the appointment of the independent auditors must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Therefore, abstentions and broker non-votes on this matter have the effect of negative votes.

   The principal executive offices of the Company are located at 800 East 101st Terrace, Kansas City, Missouri 64131. This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about September 21, 1998.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS


   The Board of Directors of the Company is currently composed of nine directors, whose terms of office will expire upon the election of their successors at the Annual Meeting. At the meeting, the shareholders will be asked to elect nine directors to hold office for one-year terms ending at the Company's 1999 annual meeting of shareholders or until their successors are elected and qualified. The Company's Board of Directors has nominated each of the Company's current directors for re-election at the Annual Meeting. The Board of Directors recommends that shareholders vote FOR each of the persons nominated.

   The Board of Directors believes that all of the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by the Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees. The nine nominees receiving the greatest number of votes will be elected as Directors at the meeting.

Nominees for Election

   The nominee directors and their respective ages, year first elected to the Board, positions and principal occupations are furnished below.

                                 Year
                                 First
Name                     Age     Elected   Position with Company
----                     ---     -------   ---------------------
Thomas K. Manning        56      1986      Chairman of the Board of Directors
                                           and Chief Executive Officer

William L. Yager         50      1994      Director, President and
                                           Chief Operating Officer

Jack J. Culberg          84      1986      Director

Todd Goodwin             67      1986      Director

John E. Grimm, III       76      1994      Director

Lanny R. Julian          55      1994      Director

Noel Thomas Patton       52      1995      Director

Beatrice B. Smith        57      1994      Director

Darrel M. Sanders        57      1994      Director, Senior Vice President
                                           Operations

   Mr. Manning was named Chairman of the Board of Directors and Chief Executive Officer effective June 30, 1996. He was President and Chief Executive Officer from 1989 until 1996 and has been employed by the Company for over 20 years.

   Mr. Yager was named President and Chief Operating Officer effective June 30, 1996. He was Senior Vice President-Finance and Administration of the Company from February 1992 through June 1996 and has been employed by the Company since 1988.

   Mr. Culberg is an independent investor. He was Chairman of the Board of Directors from May 1988 through his resignation as Chairman on June 30, 1996.

   Mr. Goodwin has been a partner in Gibbons, Goodwin, van Amerongen ("GGvA"), a New York investment banking firm, for more than five years. Mr. Goodwin is also a member of the Board of Directors of Johns Manville Corporation, Merrill Lynch Institutional Funds and Wells Aluminum Corporation.

   Mr. Grimm has been Chairman and Chief Executive Officer of Midbrook, Inc., a New York business consulting firm, for more than ten years. Prior to that he was a corporate Vice President of the Colgate Palmolive Company.

   Mr. Julian is President of Donlan Marketing Group, L.L.C., a marketing consulting company. He was previously President of Ambassador Cards, a division of Hallmark Cards, Inc., a position which he held from 1992 through 1994.

   Mr. Patton is an independent investor. He was the owner, Chairman and Chief Executive Officer of Patton Electric Company for more than five years prior to its acquisition by the Company in April 1995.

   Ms. Smith has been Dean of the College of Human Environmental Sciences at the University of Missouri in Columbia, Missouri for more than five years.

   Mr. Sanders has been Senior Vice President-Operations of the Company since 1992. He has been employed by the Company for over 30 years.


Meetings of the Board of Directors and Committees

   The Board of Directors conducts its business through meetings of the Board and through activities of its committees and, when appropriate, by unanimous written consent in lieu of meetings of the Board or its committees. The Board of Directors met four times during the year ended June 30, 1998. The committees of the Board are the Executive Committee, the Audit Committee and the Compensation and Stock Option Committee (the "Compensation Committee").

   The Executive Committee may be empowered to take all actions of the full Board of Directors at all times between regularly scheduled meetings of the full Board. The Executive Committee consists of Jack J. Culberg, Todd Goodwin, Thomas K. Manning and Beatrice B. Smith. The Committee did not meet during the year ended June 30, 1998.

   The Compensation Committee consists of Todd Goodwin, Chairman, John E. Grimm, III, and Lanny R. Julian. This Committee administers the Company's Stock Option Plans and determines the level of executive compensation, including amounts to be allocated under the Company's incentive compensation plan for executive officers and other key managers. The Compensation Committee met once during the year ended June 30, 1998.

   The Audit Committee periodically reviews the Company's auditing practices and procedures and recommends independent auditors for selection by the full Board of Directors. The Audit Committee consists of Lanny R. Julian, Noel Thomas Patton and Beatrice B. Smith. This committee met once during the year ended June 30, 1998.

   The Company does not have a standing nominating committee of the Board or a committee performing a similar function.

                              EXECUTIVE OFFICERS

   Information regarding three of the Company's executive officers is included under "Nominees for Election." An additional executive officer is W. Mark Meierhoffer, age 50, the Company's Senior Vice President, Finance and Administration. Prior to joining the Company in November 1996, Mr. Meierhoffer was Senior Vice President and Chief Operating Officer of DeMarche Associates, Inc., a national investment consulting firm, serving in such position from 1993 until 1996. Prior to 1993, Mr. Meierhoffer served in various capacities for Marion Merrell Dow, Inc. including as Vice President and International Treasurer.


                                  PROPOSAL 2
                       ELECTION OF INDEPENDENT AUDITORS

   The Company's independent auditors for fiscal 1998 were KPMG Peat Marwick, independent certified public accountants. At the Annual Meeting, the shareholders will consider and vote upon a proposal to ratify the appointment of the independent auditors for the Company's fiscal year ending June 30, 1999. The Audit Committee of the Board of Directors has recommended that KPMG Peat Marwick be re-appointed as independent auditors for that year. The Board of Directors unanimously recommends that shareholders vote FOR this proposal.

   Representatives of KPMG Peat Marwick will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.


                           EXECUTIVE COMPENSATION

Summary Compensation Table

   The table below shows all plan and non-plan compensation awarded to, earned by, or paid to the Company's Chief Executive Officer ("CEO") and its four most highly compensated executive officers other than the CEO, for services rendered to the Company and its subsidiaries during the periods indicated.



                                                                       Long-Term
                                            Annual Compensation     Compensation(4)
                                            -------------------     ---------------
                                                                         Stock          All
                            Fiscal                                      Options        Other
Name and Title               Year     Salary       Bonus     Other(1)  Granted(#)  Compensation(5)
--------------               ----     ------       -----     --------  ----------  ---------------
                                                             <c.         <c.
Thomas K. Manning............1998    $285,000    $      -    $ 8,950     25,000       $37,256
 Chairman of the Board       1997     270,000      28,337     11,948     25,000        48,346
 of Directors and Chief      1996     270,000     128,253      9,989     30,000        43,213
 Executive Officer

William L. Yager.............1998     200,000           -      6,540     15,000        26,715
 President and Chief         1997     200,000      17,992      6,402     12,000        29,163
 Operating Officer           1996     150,000      50,894      5,123     15,000        22,788

Darrel M. Sanders............1998     165,000      33,413      5,321     10,000        21,840
 Sr. Vice President          1997     165,000      12,370      6,139      8,000        26,013
 Operations                  1996     150,000      50,894      5,123     10,000        22,788

W. Mark Meierhoffer..........1998     155,000      31,388      1,471     10,000        15,765
 Sr. Vice President          1997      93,333      10,495         -      16,000           556
 Finance and Administration  1996           -           -         -           -             -

Neal Bastick (3).............1998     112,816      28,800         -       4,000        10,518
 Vice President              1997     109,529      20,246         -       4,000             0
 International Sales         1996           -           -         -           -             -

William S. Endres (2)........1998     165,000           -         -           -        45,765
 Former Sr. Vice President   1997     165,000      12,370     6,139       8,000        26,013
 Sales and Marketing         1996     150,000      50,894     5,123      10,000        22,788

1)Other Annual Compensation consists solely of cash payments made in March of each year to reimburse participants in the Company's Secular Trust Plan for a portion of the income tax liabilities incurred as a result of participating in this non-qualified retirement plan.

2)Mr. Endres resigned his position as Director and Senior Vice President of Sales and Marketing in November 1997. The Company continues to pay Mr. Endres his base salary for one year following termination under the terms of his employment agreement.

3)Mr. Bastick's compensation is paid in Netherland Guilders. For purposes of the presentation herein, the Guilders have been converted to U.S. dollars at the June 30, 1998 exchange rate of .4905.

4)Stock options are the only form of Long Term Compensation currently provided by the Company.

5)The majority of All Other Compensation for the executive officers represents the Company's contributions to the Secular Trust Plan. The Secular Trust Plan was designed to replace benefits under the Company's defined benefit pension plan which are no longer available to the executive officers and certain other managers. Contributions to the Secular Trust Plan for fiscal 1998 were as follows: Mr. Manning, $36,700; Mr. Yager, $26,159; Mr. Sanders, $21,284; and Mr. Meierhoffer, $15,209. Mr. Bastick's non-cash compensation included $10,518 under a defined contribution pension plan for the Company's European managers. Mr. Endres' non-cash compensation included $16,334 under the Secular Trust Plan and $28,875 for a company vehicle that was transferred to him upon his resignation. The balance of the All Other Compensation represents the Company's payments for term life insurance and the Company's 401(K) matching contributions made on behalf of the executive officers.


Stock Option Grants in Fiscal 1998
   The following table provides information concerning stock options granted during the year ended June 30, 1998 to the named executive officers.

                                      Individual Grants
                                      -----------------
                      Number of
                     Securities    % of Total                                  Potential Realizable Value at
                     Underlying     Options                                    Assumed Annual Rates of Stock
                       Options    Granted to      Exercise                     Price Appreciation for Option
                       Granted   Employees in      Price       Expiration                 Term (2)
      Name              #(l)      Fiscal Year     $/Share         Date            5%                  10%
-----------------      ------        -----        -------        -------       --------             --------
Thomas K. Manning      25,000        14.1%        $15.625        5/12/08       $245,662             $622,556
William L. Yager       15,000         8.5          15.625        5/12/08        147,397              373,533
Darrel M. Sanders      10,000         5.6          15.625        5/12/08         98,265              249,022
W. Mark Meierhoffer    10,000         5.6          15.625        5/12/08         98,265              249,022
Neal Bastick            4,000         2.3          15.625        5/12/08        39,306                99,609

1) The exercise price of each option was 100% of the fair market value of the Common Stock at the close of business on the date of grant. At the end of each year following the date of grant, 25% of the options become exercisable, with accumulation privileges.

2) These dollar amounts represent a hypothetical increase in the price of the Common Stock from the date the referenced options were granted until their expiration date at the rate of 5% and 10% per annum compounded.


Aggregated Option Exercises in Fiscal 1998 and 6/30/98 Option Values
   The table below provides information concerning stock options exercised during the year ended June 30, 1998, by the named executive officers and the number and value of unexercised options held by them as of June 30, 1998.

CAPTION>
                                                       Number of                Value of Unexercised
                          Options Exercised           Unexercised                   In-the-Money
                         ------------------        Options at 6/30/98            Options at 6/30/98
                          Shares     Value     --------------------------    --------------------------
       Name              Acquired  Realized    Exercisable  Unexercisable    Exercisable  Unexercisable
-------------------      ------------------    --------------------------    --------------------------
Thomas K. Manning              0          0      162,414       66,250          $633,419      $      0
William L. Yager               0          0       81,040       34,000           522,490             0
Darrel M. Sanders              0          0       41,500       23,500            42,750             0
W. Mark Meierhoffer            0          0        4,000       22,000                 0             0
Neal Bastick                   0          0        2,000        8,000                 0             0
William S. Endres         27,540   $159,413            0            0                 0             0


Retirement Plan
   During the year ended June 30, 1990, the accrued benefits under the Company's defined benefit pension plan of certain individuals defined under the Internal Revenue Code as "highly compensated," including all of the executive officers employed by the Company, were vested and frozen at their accrued benefit levels. Certain executive officers will receive retirement benefits under the Company's retirement plan as a result of accrued benefits available to such officers at the time their benefits were frozen. At regular retirement age, monthly benefits will be available as follows: Mr. Manning ($3,410), Mr. Endres ($1,405) and Mr. Sanders ($1,944).


Employment Agreements
   The Company has entered into Employment Agreements ("Agreements") with Messrs. Manning, Yager, Meierhoffer and Sanders. Each of the Agreements provide for severance pay equal to the executive's annual base salary in the event that the executive is discharged by the Company, other than for just cause (as defined in the Agreements). Additionally, the executive will receive severance equal to the executive's annual base salary if after a change of control (as defined in the Agreements), the executive terminates his employment with thirty days written notice to the Company within six months after he has been assigned services and responsibilities which are not substantially commensurate with the services and responsibilities which he was performing immediately prior to the change of control. Mr. Endres had a similar employment agreement.


Director Compensation
   Members of the Board of Directors, other than executive officers of the Company, receive fees of $5,000 per quarter for serving on the Board. In addition to the cash compensation, at each annual shareholders' meeting commencing with the 1995 meeting, each Outside Director elected to serve at such annual meeting receives a grant of a nonqualified stock option to purchase 1,000 shares, effective as of the date of the meeting, at an exercise price equal to the fair market value of the shares on the date of grant, and which shall become exercisable in four equal annual installments.


Compensation Committee Interlocks and Insider Participation
   The Compensation Committee currently consists of Todd Goodwin, Chairman, John E. Grimm, III and Lanny R. Julian. There are no compensation committee interlocks involving these individuals.

Compensation Committee Report on Executive Compensation
   It is the Company's policy that executive officers receive total compensation designed to attract, retain, and motivate high performance managers that is appropriate in light of the Company's performance and the interests of shareholders. Total executive compensation (base salary, bonus and stock options) for the executive officers is based upon the Company's operating performance as compared to the Company's strategic plan.


Base Salary
   The Company believes that its executives' salaries have generally been set at conservative levels when compared with salaries paid by other companies of comparable size to executives with similar skills. The base salaries are set at approximately the 25th percentile of salaries for similar positions based upon a survey of all industrial companies by a nationally recognized independent consulting organization. The Compensation Committee annually reviews the executive officers' salaries and, if warranted, approves changes. This review takes into consideration the Company's performance over the preceding year, each executive's individual performance and contribution, Committee approved merit increase guidelines, compensation levels at comparable companies and other factors.


Bonuses
   Each year, under the Management Incentive Bonus Plan, the Committee establishes goals relating to the Company's operating results and establishes the minimum and maximum bonus pools that may be earned. No bonus is paid to the Chief Executive Officer or the President if a minimum level of budgeted operating results are not achieved. The incentive pool is established under a formula that weights several factors including operating income, net sales and working capital management. A majority of the incentive pool generated by reaching the target is distributed in cash ratably to designated executive officers and managers at year-end based on a weighing of positions and base salaries. The remaining portion of the incentive pool is distributed to outstanding performers within the eligible group based on the recommendation of the CEO to the Committee. The targeted and maximum bonuses payable to executive officers represent a significant portion of an executive's total compensation (25-30% of the total compensation derived from a combination of base salary, bonus and stock options).


Stock Options
   Stock option grants are intended to provide long-term incentives for the achievement of the Company's strategic business plan and to tie the interests of the executive officers directly to the performance of the Company's Common Stock. Under the Company's stock option plans, the Committee may award stock options related to the individual's level of responsibility within the organization that are designed to represent 25-30% of the executive officer's total compensation. Only through maximizing shareholder wealth will the Company's executive officers and other managers receive full potential of this important part of their compensation package.


Total Compensation
   The total compensation package consisting of base salary, bonus and stock options can fluctuate significantly based upon Company performance. If the Company meets its long term objectives which generally include average annual stock price and earnings growth of 15%, then it is contemplated that the executives' total compensation package would be at approximately the 75th percentile of compensation packages for all other industrial companies.

Committee's Bases for the CEO's Compensation
   Mr. Manning was the Chief Executive Officer throughout fiscal 1998. His compensation, like that of the other executive officers of the Company, is set in accordance with the aforementioned policies. In fiscal 1998, operating income and net earnings were below plan. As a result, Mr. Manning received no bonus for fiscal 1998 and his cash compensation declined as compared to the previous year.

   The issuance of additional stock options to Mr. Manning in fiscal 1998 are intended to provide incentives for continued focus on maximizing long-term shareholder wealth.


Deductibility Cap on Compensation Exceeding $1,000,000
   The Committee does not believe that Internal Revenue Service regulations regarding non-deductibility of annual compensation in excess of $1,000,000 will have any material impact upon the Company, given the current salary and bonus levels of officers of the Company, and given the treatment in the regulations of compensation under the Company's stock option plans.


          Submitted by the Compensation and Stock Option Committee:





                                Todd Goodwin, Chairman
                                John E. Grimm, III
                                Lanny R. Julian

Performance Graph

   The following line graph compares the cumulative total return to shareholders of the Company's Common Stock to the Total Return Index for the Nasdaq Stock Market and a peer group index of eight stocks from June 30,1993 through June 30, 1998. The graph assumes $100 invested at June 30, 1993 and reinvestment of dividends.

   The Peer Group consists of Black & Decker, General Housewares, Helen of Troy Corp., National Presto Industries, Inc., Royal Appliance Mfg. Co., Toastmaster, Inc. and Windmere Corporation.

(PERFORMANCE GRAPHIC)

      Value of $100 invested on June 30, 1993 with Dividends Reinvested *

                     6/30/93   6/30/94   6/30/95   6/30/96   6/30/97   6/30/98
                     ---------------------------------------------------------
The Rival Company      100       145       105       165       107       100
Nasdaq Stock Market    100       101       135       173       210       278
Peer Group             100        85       127       161       171       253

* $100 invested on 6/30/93 in stock or in index - including reinvestment of dividends. Fiscal year ending June 30.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

   The following table sets forth information regarding beneficial ownership of the Company's Common Stock by all present directors and the named executive officers. The table also sets forth the number of shares beneficially owned and the percentage of ownership of the Company's Common Stock by all directors and executive officers as a group and by each person who was known by the Company to own beneficially as much as five percent of the total outstanding shares of the Company's Common Stock as of the dates indicated. The table reports ownership as of August 25, 1998, except for Neuberger & Berman LLC, Franklin Templeton Group and Pioneering Management Corporation for which the Company relied on Forms 13(f) filed as of June 30, 1998.

                                          Amount and Nature
                                            of Beneficial
Shareholder                                  Ownership(1)     Percent Owned(11)
-------------------------------------------------------------------------------
5% Shareholders:
   T. Rowe Price (2)                          1,132,000            11.5%
   Pioneering Management Corporation (3)        924,000             9.4
   Franklin Templeton Group (4)                 870,400             8.8
   Neuberger & Berman LLC (5)                   713,900             7.2
   Royce & Associates, Inc. (6)                 474,600             4.8
Directors and Named Executive Officers:
   Thomas K. Manning (7)                        261,977             2.7
   William L. Yager (8)                          88,840              .9
   Darrel M. Sanders                             67,554              .7
   Jack J. Culberg                               35,650              .4
   Todd Goodwin (9)                              57,988              .6
   John E. Grimm, III                             3,800               *
   Lanny R. Julian                                2,700               *
   Noel Thomas Patton (10)                      851,500             8.6
   Beatrice Smith                                 2,700               *
   W. Mark Meierhoffer                            6,000               *
   Neal Bastick                                   2,000               *
   All Directors and Executive
    Officers as a Group                       1,380,709            14.0

(1) The shares beneficially owned as scheduled above include those shares the following persons have the right to acquire within sixty days from August 25, 1998 by way of option exercise: Mr. Manning - 162,414; Mr. Yager - 81,040; Mr. Sanders - 41,500; Mr. Meierhoffer - 4,000; Mr. Bastick - 2,000; Mr. Culberg - 750; Mr. Goodwin - 750; Mr. Grimm - 1,500; Mr. Julian - 1,500; Mr. Patton - 1,500; and Ms. Smith - 1,500. Out-of-the-money options are included in the shares presented as beneficially owned to the extent they are exercisable within 60 days of August 25, 1998.

(2) T. Rowe Price Associates, Inc. (100 East Pratt Street, Baltimore, MD) ("Price Associates") is a registered investment advisor, which has sole investment power with respect to the shares indicated and sole voting power with respect to 116,200 shares. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3) Pioneering Management Corporation (60 State Street, Boston, MA) is a registered investment advisor, which has sole investment power and sole voting power over all of the shares indicated.

(4) Franklin Templeton Group (777 Mariners Island Blvd., San Marco, CA) is a registered investment advisor, which has sole investment power and sole voting power over all of the shares indicated.

(5) Neuberger & Berman LLC (605 Third Avenue, New York, NY) ("N&B") is a registered investment advisor. In its capacity as investment advisor, N&B may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares. As of June 30, 1998, of the shares set forth above, N&B had shared investment power on 231,900 shares and sole voting power with respect to 482,000 shares. With regard to the shared voting power, Neuberger & Berman Management, Inc. and Neuberger & Berman Funds are deemed to be beneficial owners for purpose of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities. N&B is the sub-advisor to the above referenced Funds.

(6) Royce & Associates, Inc. (1414 Avenue of the Americas, New York, NY) is a registered investment advisor, which has sole investment power and sole voting power over all of the shares indicated.

(7) Includes 30,000 shares held by Mr. Manning's spouse. Mr. Manning shares voting and investment power with respect to these shares.

(8) Includes 1,800 shares held by members of Mr. Yager's family. Mr. Yager shares voting and investment power with respect to these shares.

(9) Includes 3,000 shares held by Mr. Goodwin's spouse as to which he disclaims beneficial ownership.

(10) Includes 843,948 shares held by a corporation in which Mr. Patton and his spouse each have a 50% ownership interest.

(11) For purposes of determining this percentage, the outstanding shares of the Company include shares which such persons have the right to acquire within sixty days by way of option exercise.


                                FINANCIAL DATA
   The Company's Annual Report containing financial statements of the Company for the year ended June 30, 1998, has been enclosed in the same mailing with this Proxy Statement. The Annual Report is not incorporated in this Proxy Statement and is not deemed a part of the proxy soliciting material.


                                 OTHER MATTERS
   The Board of Directors knows of no other matters which will be presented for consideration at the Annual Meeting. Other matters may be properly brought before the Annual Meeting by or at the discretion of the Board of Directors, or by shareholders who are entitled to vote at the meeting and who comply with the notice procedures set forth in Section 13 of the Company's By-laws (see "Shareholder Proposals" below). If any other matter is properly brought before the meeting by or at the discretion of the Board of Directors, the persons named in the proxy will vote the shares represented thereby in accordance with their judgment.

   In addition to the solicitation of proxies from shareholders by use of the mails, proxies may be solicited by the Company's directors, officers and other employees, by personal interview, telephone or telegram. Such persons will receive no additional compensation for their services. The Company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting material to the beneficial owners of the shares of Company Common Stock held of record by such persons and will pay such brokers and other fiduciaries their reasonable out-of-pocket expenses incurred in connection therewith. All costs of solicitation, including the costs of preparing, assembling and mailing this Proxy Statement and all papers which now accompany or may hereafter supplement the same, will be borne by the Company.

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                             SHAREHOLDER PROPOSALS
   Shareholder nominations of candidates for election as directors or other shareholder proposals may be brought before the 1998 Annual Meeting of Shareholders only by shareholders entitled to vote at the meeting who give timely notice thereof in compliance with Section 13 of the Company's By-laws, which notice must be delivered to the Company not less than 10 days following the mailing date of this Proxy Statement.

   Shareholder proposals may be brought before the 1999 Annual Meeting of Shareholders only by shareholders entitled to vote at such meeting who give timely written notice thereof in compliance with Section 13 of the By-laws, which notice must be delivered to the Company (a) not less than 60 days prior to the date of the meeting, or (b) if the Company does not provide at least 70 days' prior notice or public announcement of the date of the meeting, such shareholder notice must be delivered to the Company not more than 10 days following the Company's mailing date of the notice or public announcement of the date of the meeting, whichever is earlier. To be considered for inclusion in the proxy statement and proxy for the 1999 Annual Meeting of Shareholders, any shareholder proposal meeting the foregoing requirements must be received at the Company's corporate office by May 24, 1999.


                                  By order of the Board of Directors


                                  Stanley D. Biggs
                                  Secretary

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